Exhibit 99.1

TO:         Joseph Gunnar & Co., LLC in connection with issuance of Bridgeline Digital, Inc., Series D Convertible Preferred Stock and Warrants

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of Bridgeline Digital, Inc. (“the Company”) voting stock over which I have voting control in favor of any resolution presented to the shareholders of the Company to approve the issuance, in the aggregate, of more than 19.999% of the number of shares of common stock of the Company outstanding on the date of closing pursuant to that certain Securities Purchase Agreement, dated May 12, 2021, by and among the Company and the purchasers signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity). This agreement is given to Joseph Gunnar & Co., LLC in consideration of, and as a condition of Joseph Gunnar & Co., LLC’s participation as placement agent in the issuances pursuant to the Purchase Agreement and is not revocable by me. The agreements in this letter are enforceable only by Joseph Gunnar & Co., LLC.

The undersigned further agrees to not transfer or convey the Shares subject to this agreement until the above-described resolutions have been approved and adopted by the Company’s shareholders; nor take any other action which would hamper, hinder, delay or interfere with such approval.

By:
Name of Shareholder:
Percentage Beneficial Ownership: